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EXHIBIT 21.1  LIST OF SUBSIDIARIES


Name                                    Place of Incorporation     % Ownership
----                                    ----------------------     -----------
Larscom Limited                         England and Wales              100%
NetEdge Systems (UK) Limited            England and Wales              100%
NetEdge Systems International B.V.      Netherlands                    100%